Exhibit 4.1
AMENDMENT NO. 4 TO
RIGHTS AGREEMENT
     THIS AMENDMENT NO. 4 (the “Amendment”), dated as of January 31, 2006, is between CHOICEPOINT INC., a Georgia corporation (the “Company”), and SUNTRUST BANK, a Georgia banking corporation, as Rights Agent (the “Rights Agent”).
RECITALS
     A. The Company and the Rights Agent are parties to a Rights Agreement, dated as of October 29, 1997, as amended by (1) Amendment No. 1 to the Rights Agreement, dated as of June 21, 1999, by and between the Company and the Rights Agent, (2) Amendment No. 2 to the Rights Agreement, dated as of February 14, 2000, by and between the Company and the Rights Agent and (3) Amendment No. 3 to the Rights Agreement, dated as of July 30, 2002, by and between the Company and the Rights Agent (as so amended, the “Rights Agreement”). Capitalized terms not defined herein have the meanings given them in the Rights Agreement.
     B. Pursuant to a resolution duly adopted on January 31, 2006, the Board of Directors of the Company has adopted and authorized the amendment of the Rights Agreement to provide, among other things, for the expiration on January 31, 2006 of the Rights issued under the Rights Agreement.
     C. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Amendment of Subparagraph (k) of Section 1 of the Rights Agreement. Subparagraph (k) of Section 1 of the Rights Agreement is amended by deleting Subparagraph (k) of Section 1 of the Rights Agreement in its entirety, as it currently reads, and by substituting in its place a new Subparagraph (k) of Section 1 of the Rights Agreement, as follows:
         “’Final Expiration Date’ shall mean January 31, 2006.”
     2. Amendment of Exhibits. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all necessary and conforming changes.

     3. Certification. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.
     4. Ratification of Rights Agreement. Each of the parties hereto agrees that all covenants, terms, and provisions of the Rights Agreement not modified or amended by this Amendment are hereby ratified and confirmed.
     5. Effectiveness. This Amendment shall be deemed effective as of January 31, 2006. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 to the Rights Agreement effective as of the day and year first above written.

Attest:	CHOICEPOINT INC.,
a Georgia corporation

/s/ Mary M. Young	/s/ David W. Davis

Name: Mary M. Young	Name: David W. Davis
Title: Assistant Secretary	Title: Corporate Secretary and Vice President

Attest:	SUNTRUST BANK,
as Rights Agent

/s/ Sue Hampton	/s/ Letitia A. Radford

Name: Sue Hampton	Name: Letitia A. Radford
Title: Vice President	Title: Vice President